Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 18, 2014

Registration No. 333-193315

MICROLIN BIO, INC.

FREE WRITING PROSPECTUS

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all the information you should consider before investing.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated June 18, 2014, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Brean Capital, LLC at 1345 Avenue of the Americas, New York, NY 10105, Attention: Matthew Picciano, Telephone: (212) 702-6536, E-mail: mpicciano@breancapital.com, Summer Street Research Partners at 101 Arch Street, Boston, MA 02110, Attn: Cyrus Alphonse, Telephone: (617) 532-6464, E-mail: cyrusa@ssrp.com, or Meyers Associates, L.P. at 45 Broadway, 2nd Floor, New York, NY 10006, Attn: Bruce Meyers, Telephone: (212) 742-4334, E-mail: bmeyers@meyersassociateslp.com

© 2014 Microlin Bio. All rights reserved. Corporate Presentation Issuer Free Writing Prospectus, Filed Pursuant to Rule 433, Registration No. 333 - 193315, dated June 18, 2014 1

FORWARD - LOOKING STATEMENTS © 2014 Microlin Bio. All rights reserved. Statements made in this presentation that state our intentions, strategy, hopes, beliefs, expectations or predictions of the future are forward - looking statements . It is important to note that future events and actual results, financial or otherwise, could differ materially from those projected in such forward - looking statements . These forward looking statements include, but are not limited to, statements about : (i) the initiation, cost, timing, progress and results of our pre - clinical research and development activities ; (ii) our compliance with the terms of our in - license agreements, including our exclusive in - license agreements with Ohio State Innovation Foundation ; (iii) our ability to generate revenue ; (iv) our ability to obtain additional financing ; (v) our use of the net proceeds of this offering ; (vi) our ability to continue as a going concern ; (vii) our ability to obtain or maintain the rights to microRNA intellectual property and to successfully enforce our intellectual property rights ; (viii) the safety, efficacy and market acceptance of microRNA technology and our other product candidates ; (ix) validation of our clinical diagnostics ; (x) regulatory approval of our product candidates and future product candidates we may develop, and the labeling under any approval we may obtain ; (xi) our ability to obtain orphan drug designation for Lumiralin and Omiralin , two of our product candidates ; (xii) future regulation of clinical laboratory tests by the FDA ; (xiv) our ability to bring our product candidates to clinical trial ; (xv) regulatory developments ; (xvi) the development, success or failure of competing drugs that are or become available ; (xvii) the potential markets for our product candidates and our ability to serve and compete in those markets ; (xviii) our ability to build and maintain strategic partnerships ; (xix) our compliance with environmental, health and safety laws and regulations such as federal and state healthcare fraud and abuse laws and regulations ; (xx) our ability to successfully defend any product liability claims ; (xxi) the performance of our third party partners, including third party manufacturers and suppliers ; (xxii) our ability to obtain reimbursement coverage by third party payors for our product candidates ; (xxiii ) our ability to obtain and maintain sufficient insurance coverage ; (xxiv) our ability to obtain formulary approval ; ( xxv ) the production of our product candidates within a viable cost structure ; ( xxvi) our ability to recruit and maintain key scientific, management personnel, board members or employees ; ( xxvii ) successful development of our sales and marketing capabilities ; ( xxviii) our ability to successful defend against any lawsuits or claims against us in the ordinary course of business ; (xxix) the occurrence of system failures, natural or man - made disasters or terrorist attacks disrupting our ability to operate ; ( xxx) our ability to establish and maintain effective disclosure controls and procedures ; and ( xxxi) the accuracy of our estimates regarding expenses, future revenues, capital requirements and need for additional financing . These forward - looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward - looking statements . You should not place undue reliance on our forward - looking statements . 2

Free Writing Prospectus Statement 3 This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all the information that you should consider before investing . We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated June 18 , 2014 , as amended, is available on the SEC Web site at http : //www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Brean Capital, LLC at 1345 Avenue of the Americas, New York, NY 10105 , Attention : Matthew Picciano , Telephone : (212) 702 - 6536 , E - mail : mpicciano@breancapital . com , Summer Street Research Partners at 101 Arch Street, Boston, MA 02110 , Attn : Cyrus Alphonse, Telephone : (617) 532 - 6464 , E - mail : cyrusa@ssrp . com or Meyers Associates, L . P . at 45 Broadway, 2 nd Floor, New York, NY 10006 , Attn : Bruce Meyers, Telephone : (212) 742 - 4334 , E - mail : bmeyers@meyersassociateslp . com . © 2014 Microlin Bio. All rights reserved.

Agenda 4 • Company overview • Delivery technology and chemical modifications • Lead therapeutic program (antimiR - 21) overview • Additional therapeutic programs • Diagnostic programs • Corporate background © 2014 Microlin Bio. All rights reserved.

Offering Summary 5 © 2014 Microlin Bio. All rights reserved. Issuer: Microlin Bio, Inc. Exchange / Ticker: NASDAQ Capital Markets / MCLB Common Stock Offered: 4,285,714 (100% primary) Overallotment Option: 15% or 642,857 (100% primary) Offering Price: $6.50 to $7.50 per share. Use of Proceeds : After payment of the costs associated with the offering and certain other obligations, we intend to primarily use the net proceeds to further develop our therapeutic and diagnostic product candidates as well as validate and develop our delivery technology. The remaining net proceeds will be allocated for working capital and other general corporate purposes. Book - Runners : Brean Capital, LLC and Summer Street Research Partners Co - Manager : Meyers Associates, L.P.

I nvestment Highlights A microRNA technology platform focused on the development of oncology therapeutics and companion diagnostics © 2014 Microlin Bio. All rights reserved. 6 Robust IP Experienced Management 4 Oncology Therapeutics QTsome ™ Platform Delivery Technology 4 Companion Diagnostics • Well validated lead candidate antimiR - 21 • Robust IP: 138 pending and over 132 granted patents • Multiple microRNA preclinical milestones over the next 2 years • Differentiated p roprietary delivery technology that provides a stable nanoparticle and facilitates efficient delivery • Lead diagnostic candidate CLIA validation • IP monetization opportunities • Management with oligonucleotide expertise

Microlin Bio's Therapeutic and Diagnostic Programs

Therapeutic programs

Candidate	Indication	Target	Modality
Lumiralin™	Lung cancer	miR-21	antimiR
Omiralin™	Ovarian cancer	miR-484	miR replacement
Promiralin™	Prostate cancer	miR-34a	miR replacement
Colomiralin™	Colorectal cancer	miR-17 cluster	antimiR

Diagnostic programs

Candidate	Indication	Target
Lumira™	Lung cancer	Multiple including miR-21
Omira™	Ovarian cancer	Multiple including miR-484
Promira™	Prostate cancer	Multiple including miR-34a
Colomira™	Colorectal cancer	Multiple including miR-17 cluster

Lead program

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© 2014 Microlin Bio. All rights reserved.

• miR - 21 Candidate Selection Q4 2014 • miR - 21 IND expected in Q4 2015 • Programs will be staggered, but run in parallel 14Q4 15Q1 15Q2 15Q3 15Q4 16Q1 16Q2 miR - 21 Candidate Selection CMC Campaign IND Enabling Safety Preclinical IND Enabling Preclinical Preclinical Timeline © 2014 Microlin Bio. All rights reserved. 8 miR - 21 miR - 484 miR - 34 miR - 17 IND

© 2014 Microlin Bio. All rights reserved. Management Joseph Hernandez, M.B.A., Founder, Chairman and CEO • Founder of multiple biotechnology companies, including Prolias Technologies, Inc. and Innovative Biosensors, Inc. • Marketing and business development experience at Digene , Affymetrix , Merck. • MS in Molecular Genetics and MBA from the University of Florida. Chris Lowe, M.B.A ., President and CFO • I nterim CFO and a director of Hansen Medical, Inc. • F ormerly CFO and CBO of Anthera Pharmaceuticals Inc., CFO of Asthmatx , Inc. and CAO of Peninsula Pharmaceuticals, Inc. • M.B.A . from Saint Mary’s University, Texas. Nicholas Dean, Ph.D., Chief Scientific Officer • Founder and former Chief Scientific Officer of Excaliard Pharmaceuticals, Inc ., which was acquired by Pfizer in 2011. • Former Vice President of Functional Genomics & Oncology at Isis Pharmaceuticals, Inc. • Ph.D. in Pharmacology from the Welsh National School of Medicine. Eric Marcusson, Ph.D., Head of Preclinical Drug Discovery • Co - founded Regulus Therapeutics Inc. in 2007 and served as the Senior Director of Oncology. • Former Director of Oncology at Isis Pharmaceuticals, Inc. and former scientist at Immusol , Inc. • Ph.D. in Biomedical Sciences from the University of California, San Diego, School of Medicine . Jeffrey Jensen, Head of Clinical Development • Broad experience in clinical operations and has overseen hundreds of clinical trials. • Former Executive Director and Vice President of Clinical Operations at Pfizer; former head of Clinical Development at Excaliard Pharmaceuticals. • B.S . in Biochemistry and Biophysics at Oregon State University. IP Counsel Donna Ward, J.D., Ph.D., Acting Chief Patent Counsel • Extensive experience in intellectual property portfolio management and strategy in oligonucleotide therapeutics. • Former in house patent counsel for Alnylam Pharmaceuticals and Isis Pharmaceuticals. • J.D. from Thomas Jefferson School of Law, Ph.D. in Biophysical Chemistry from University of Kentucky, College of Medicine. 9 Note: Except for Mr. Hernandez and Mr. Lowe, the listed management’s engagement will commence upon the consummation of Microlin’s initial public offering. Mr. Lowe began serving as our President and Chief Financial Officer on May 23, 2014.

© 2014 Microlin Bio. All rights reserved. Board of Directors 10 Joseph Hernandez, M . S . , M . B . A . Mr . Hernandez is the Founder and Executive Chairman of Microlin Bio . He is the founder of several biotechnology companies, including Prolias Technologies, Inc . and Innovative Biosensors, Inc . , and he previously served as President and Chief Executive Officer of Signal Genetics, LLC . Mr . Hernandez holds graduate degrees in Molecular Genetics and Business Administration from the University of Florida, where he also received a B . S . in Neuroscience . Chris Lowe, M . B . A . Mr . Lowe is the President and Chief Financial Officer of Microlin Bio . He is also the interim CFO and a director of Hansen Medical, Inc . He has over 20 years of experience in the health care industry and formerly served as the CFO and CBO of Anthera Pharmaceuticals Inc . , CFO of Asthmatx , Inc . and CAO of Peninsula Pharmaceuticals, Inc . Mr . Lowe received his M . B . A . from Saint Mary’s University, Texas . Nicholas Dean, Ph . D . Dr . Dean is the Founder and former CSO and BOD member of Excaliard Pharmaceuticals, Inc . , which was sold to Pfizer in November 2011 . Previously, he was Vice President of Functional Genomics & Oncology at Isis Pharmaceuticals, Inc . Dr . Dean received a Ph . D . in Pharmacology from the Welsh National School of Medicine . Carl Spana, Ph . D . Dr . Spana is the Co - founder and CEO of Palatin Technologies, Inc . and Director of RhoMed Incorporated . Previously, he was Vice President of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd . , a medical venture capital firm . Dr . Spana received his Ph . D . in Molecular Biology from The Johns Hopkins University . John N . Bonfiglio, Ph . D . , M . B . A Dr . Bonfiglio is currently the President and CEO of Oragenics . He has expertise in restructuring and financing companies . Previously he served in executive operational and/or business development roles at Transdel Pharmaceuticals, Inc . , Argos Therapeutics, Inc . , The Immune Response Corporation, Cypress Biosciences, Inc . , Peregrine Pharmaceuticals, Inc . , and Allergan, Inc . Dr . Bonfiglio received his M . B . A . at Pepperdine University and Ph . D . at University of California at Berkeley in Synthetic Organic Chemistry . Gaurav Aggarwal , M . D . Dr. Aggarwal is currently the CBO of Ocera Therapeutics, Inc. Additionally, he has over 14 years of experience in healthcare venture capital investing in the biopharmaceutical and medical technology sectors. His areas of strength include clinical strategy, financing strategy , b usiness development and M&A negotiations. Dr. Aggarwal received his M.D. from Columbia University, College of Physicians & Surgeons . Note: Except for Mr. Hernandez, the listed directors’ service will commence upon the consummation of Microlin’s initial public offering

Scientific Advisory Board Carlo M . Croce, M . D . • Professor and Chairman, Department of Molecular Virology, Immunology and Medical Genetics, and Director, Institute of Genetics, The Ohio State University College of Medicine . • Dr . Croce is a leading scientist and inventor in the area of microRNA, with approximately 100 patents in the field . Robert Lee, Ph . D . • Professor of Pharmaceutics, The Ohio State University College of Pharmacy ; Member, National Science Foundation Nanoscale Science and Engineering Center . • Previously, Dr . Lee was the Vice President of Research & Development at Endocyte , Inc . Philip N . Tsichlis , M . D . • Professor of Hematology and Oncology at the Tufts University School of Medicine ; Executive Director of the Molecular Oncology Research Institute at Tufts Medical Center . • Previously, Dr . Tsichlis ran independent labs at the National Cancer Institute, Fox Chase Cancer Center and Kimmel Cancer Center . Sakari Kauppinen , Ph . D . • Professor at the Department of Haematology , Aalborg University Hospital in Denmark . • Dr . Kauppinen previously served as the Senior Director of microRNA Research at Santaris Pharma . George Calin , M . D . , Ph . D . • Professor, Department of Experimental Therapeutics, and Co - Director, The RNA Interference and non - coding RNA Center, The University of Texas MD Anderson Cancer Center . • Dr . Calin researches new RNA therapeutic options and studies the roles of microRNAs and non - coding RNAs in cancer initiation and progression . © 2014 Microlin Bio. All rights reserved. 11

microRNA Oncology IP Global Landscape: 2000 - present Worldwide patent filings by Owner Microlin Bio has licensed the largest number of microRNA patents in the oncology space 12 © 2014 Microlin Bio. All rights reserved. 0 50 100 150 200 250 300 Microlin Licensed Asuragen Alnylam Rosetta Genomics Univ. Texas Harvard Univ. MIT Isis Pharm

Microlin Bio Patent Portfolio Overview • 6 granted patent directed to ovarian cancer Methods and compositions for diagnosis, prognosis and treatment : • 37 granted patents directed to lung cancer • 16 granted patents directed to prostate cancer • 92 granted patents directed to c olon cancer 13 P ortfolio provides exclusive worldwide access for the applicable field of use to microRNA intellectual property covering: • Compositions and methods for cancer diagnostics, prognostics, therapeutics, patient stratification, kits, assays, and delivery technology • The l argest patent portfolio for oncology therapeutics and diagnostics in the microRNA space Mi crolin Bio granted patents (OSU) Microlin patent coverage © 2014 Microlin Bio. All rights reserved.

microRNA Biology

- Endogenous small non-coding RNA molecules (~19-25 nucleotides) that regulate gene expression, usually through translational repression or mRNA degradation
- microRNA expression or function has been shown to be significantly altered in many disease states, especially cancers
- microRNAs can be therapeutically modulated in two ways
    - AntimiRs are single-stranded oligonucleotides that inhibit microRNAs
    - miR-mimics, double-stranded oligonucleotides increase microRNA function
- microRNA modulators can be used to increase or decrease the expression of target genes and their downstream impact on multiple disease processes


miRNA Gene
Pol-II
Pri-miRNA
5'
3'
Drosha
Pre-miRNA
Nuclear Envelope
Exportin 5
miRNA/miRNA*
Ago2
Pre-miRNA
Dicer
RNA-Induced Silencing Complex (RISC)
RISC
Translational repression and/or mRNA cleavage
RISC
5'
mRNA
3'

14

© 2014 Microlin Bio. All rights reserved.

Agenda 15 © 2014 Microlin Bio. All rights reserved. • Company overview • Delivery technology and chemical modifications • Lead therapeutic program (antimiR - 21) overview • Additional therapeutic programs • Diagnostic programs • Corporate background

• Overall design is similar to lipid nanoparticles already used safely in the clinic , but with a proprietary mixture of cationic lipids , both tertiary and quaternary (QT) – Quaternary amine lipids provide stability in circulation – T ertiary amine lipids aid in endosomal release , a major limiting factor for oligonucleotide drugs • Targeting ligands can be added to the outside of the particle so future iterations can be more selectively targeted to tumors QTsomes ™ : Novel Delivery Technology © 2014 Microlin Bio. All rights reserved. 16

• Preliminary studies show that QTsome TM can be effective at delivering oligonucleotides to tumors in mice with no observed safety issues • Manufacturing processes will be very similar to GMP methods already established for LNPs currently in clinical trials • Monetization of the technology by licensing agreements will also be evaluated. QTsomes TM O ffer a New and P romising T echnology for Oligonucleotide D rug D elivery © 2014 Microlin Bio. All rights reserved. 17

antimiR Compound Chemical Modifications • C hemical modifications of the backbone or sugar of the oligonucleotide are incorporated to increase potency, stability and specificity. • The first library of antimiR - 21 leads contain compounds with phosphorothioate , 2’ - O - methyl and 5 - methylcytosines, modifications in the public domain. • Microlin is also in negotiations with companies to license additional proprietary chemical modifications anticipated to further increase the potency of our lead compounds. • The resulting lead compounds that are identified in our ongoing screens will be unique chemical entities and will be proprietary to Microlin . 18 5’ - 3’ phosphorothioate linkage 2’ - o - methyl ribose 5 - Methylcytosine © 2014 Microlin Bio. All rights reserved.

Agenda 19 © 2014 Microlin Bio. All rights reserved. • Company overview • Delivery technology and chemical modifications • Lead therapeutic program (antimiR - 21) overview • Additional therapeutic programs • Diagnostic programs • Corporate background

Lead Program antimiR - 21 is Well V alidated © 2014 Microlin Bio. All rights reserved. 20 • miR - 21 is the most frequently over - expressed miR over all cancer types ( Volinia et al., 2006, PNAS ) and expression of miR - 21 correlates with poor patient outcome in many cancer types, including lung cancer ( Shetter et al., 2008, JAMA ) • miR - 21 expression is known to be driven by several well characterized cancer pathways including STAT3, Kras , Craf , and PI3K pathways • miR - 21 targets multiple tumor suppressors/negative regulators of growth (e.g. PTEN, PDCD4, TP63, LATS1, BTG2, SPRY1) and genes that suppress metastasis (e.g. RECK, TIMP3, SPRY2, TPM1) • Validated genetically in multiple animal models of cancer • Inducible over - expression of miR - 21 can lead to lymphoma formation, removal of miR - 21 results in tumor shrinkage (Medina et al., 2010, Nature ) • miR - 21 expression cooperates with Ras to form lung tumors ( Hatley et al., 2010, Cancer Cell )

antimiR - 21 Therapeutic Program Summary © 2014 Microlin Bio. All rights reserved. 21 • Select lead anti - mir targeting ASO: – Early proprietary lead compounds, which are more potent than the antimiR - 21 used in initial preclinical tests, have been identified • Additional screening continues to ensure most potent compounds identified for evaluation in tumor models and safety assays – In parallel, evaluate leading 6 candidates in QTsome TM formulation in in vivo tumor models ( A549 xenograft ), four week preliminary safety assay and in vitro human blood assay – Profile top lead formulations in sophisticated lung cancer models at CRO • Choose clinical candidate and begin IND - enabling activities: – profiling assays to determining best patient subpopulation for treatment – CMC campaign – Pre - clinical safety

Treatment of A549 lung cells with QTsome TM formulated antimiR - 21 leads to target gene effects and chemosensitization • Treatment with Qtsome ™ /antimiR - 21 (QT/AM - 21) lead to de - repression of two known miR - 21 target genes in A549 lung cancer cells • A549 cells were treated with QT/AM - 21, paclitaxel (PTX) or a combination – The effect of the combination was statistically significantly stronger than either individual treatment (p< 0.05) 22 © 2014 Microlin Bio. All rights reserved. 0 20 40 60 80 100 120 Untreated QT/AM-21 (200nM) PTX QT/AM-21 (200nM)+PTX Target gene de - repression by QT/AM - 21 treatment of A549 cells QT/AM - 21 treatment leads to chemosensitization of A549 cells 0.00 0.50 1.00 1.50 2.00 2.50 3.00 3.50 Untreated Empty QTS Free AM-21 QTS-AM-21 Modulation of RECK (gray) and PTEN (blue) by QTsomes ™ (QTS) - AM - 21 Target Gene De - repression (relative to untreated cells) % cell viability (relative to untreated cells)

0 20 40 60 80 100 120 Untreated QT AM-21 (200nM) QT/AM-21 (50nM) QT/AM-21 (100nM) QT/AM-21 (200nM) Percent migration Relative migration distance (48 h) Treatment of A549 Lung Cells with QTsome TM Formulated antimiR - 21 Results in Reduced Migratory Ability • A549 cells were treated with QTsomeTM formulated antimiR - 21and 2 days later tested for migratory ability • The antimiR - 21 treatment reduced the migratory ability of the lung cancer cells in a concentration dependent manner • This displays the anti - metastatic potential of antimiR - 21 treatment 23 © 2014 Microlin Bio. All rights reserved.

Delivery of an antimiR - 21 with QTsomes TM to a KB Cell Subcutaneous Xenograft Results in Inhibition of miR - 21 • Mice treated with four doses of QTsome TM formulated antimiR21 • miR - 21 was inhibited in the tumors as demonstrated by de - repression of its target genes • Tumor growth appeared to be inhibited, but observation needs to be confirmed in studies with larger groups size 24 © 2014 Microlin Bio. All rights reserved. N=7 N=2 0 100 200 300 400 500 600 PTEN RECK TIMP3 Untreated 1 mg/kg QTsome/AM-21 Normalized gene expression (% of untreated tumors)

QT/AM - 21 Treatment I nduced T umor R egression in A549 Subcutaneous Xenograft Cancer M odel • Mice were randomized into two groups (of 7) when tumor volume reached > 50 mm 3 ( ~1 week after implantation) • Drug was administered at 2 mg/kg IV three times in the first week (days 1, 4 and 7) and then once a week thereafter • Animals in the QTsome TM /antimiR - 21 (QT/AM - 21) treated group displayed no tumor growth or even tumor regression, while untreated animals showed rapid tumor growth • No obvious signs of treatment toxicity, animals in the treated group gained weight more quickly demonstrating good health 25 0 100 200 300 400 500 600 700 800 0 5 10 15 20 25 Tumor Volume (mm3) Days of Treatment Untreated QT/AM-21 19.5 20 20.5 21 21.5 22 22.5 23 23.5 24 24.5 Untreated Treated mass (g) Body weight n=7 © 2014 Microlin Bio. All rights reserved.

antimiR-21 Therapeutic Program Plans

- Select lead anti-mir targeting ASO:
  - Identification of additional target genes to be used for determining extent of inhibition of miR-21
  - Evaluation of larget anti-mir 21 ASO library (~100 compounds)
  - In parallel, evaluate leading 6 candidates in QTsome™ formulation in *in vivo tumor models* (A549 xenograft), four week preliminary safety assay and in vitro human blood assay
  - Profile top lead formulations in lung cancer models at CRO
- Choose clinical candidate and begin IND-enabling activities:
  - profiling assays to determining best patient subpopulation for treatment
  - CMC campaign
  - Pre-clinical safety

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© 2014 Microlin Bio. All rights reserved.

Activity 2014 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Identify marker genes for miR - 21 Screen 75 - 100 compound library in vitro (Iterative process) In vivo efficacy profiling in xenografts (funnel beginning with 6 compounds) Ongoing safety studies, human blood & 4 week mouse (6 compounds) In vitro mechanistic studies for profiling In vivo efficacy profiling in multiple cancer models at CROs (3 compounds) Clinical candidate selection AntimiR - 21: Preclinical timeline © 2014 Microlin Bio. All rights reserved. 27

Agenda 28 © 2014 Microlin Bio. All rights reserved. • Company overview • Delivery technology and chemical modifications • Lead therapeutic program (antimiR - 21) overview • Additional therapeutic programs • Diagnostic programs • Corporate background

• miR - 484 is involved in ovarian cancer (discovered in the Croce lab at OSU) – miR - 484 targets VEGF - B and VEGFR2 (along with many other genes) to block the angiogenic process needed by tumors – Increased expression of miR - 484 sensitizes ovarian tumors to chemotherapy – Circulating levels of miR - 484 in ovarian cancer patients can be used to predict patient response to chemotherapy • Microlin Bio IP position is strong • Ovarian cancer patients have a high unmet medical need and new therapies are required – O pportunity for orphan drug designation – Opportunities for “local” delivery more directly to tumor with combination chemotherapy treatments Additional Therapeutic Program: miR - 484 (replacement t herapy) © 2014 Microlin Bio. All rights reserved. 29

Additional TherapeuticProgram: miR-34 (replacement therapy)


Oncogenic RTKs
34
Cell cycle genes
p53
Neg. regulator

- The genomic locus of miR-34a is frequently methylated in tumors to silence expression and is also repressed by cell surface oncogenic receptor tyrosine kinases (RTKs)
- miR-34 potentiates the p53 tumor suppressor pathway and inhibits proliferation pathways downstream of oncogenic growth factors
- The targets of miR-34a include CDK4, CDK8, Met, Myc and E2F3
- Delivery of miR-34 mimics in tumor cells leads to a G_1 cell cycle block

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© 2014 Microlin Bio. All rights reserved.

Program: m iR - 17 Family (anti - miR therapy) • A family of six microRNAs that are encoded in three genomic clusters along with other microRNAs – Cluster - Multiple miRs encoded in one chromosomal locus – Family - Multiple miRs with the same seed sequence – Multiple family members can be inhibited with a single anti - miR • Overexpression of the clusters can lead to cancer • The miR - 17 family is the only family with at least two members in each cluster • The targets of the miR - 17 family include important genes in cell cycle and cell surface receptor driven proliferation • The miR - 17 family is well validated alone, but the compound nature of the clusters will require more work to determine best strategy © 2014 Microlin Bio. All rights reserved. 31 17 18a 20a 19a 19b_1 92a_1 miR - 17 CAAAGUGCUUACAGUGCAGGUAG miR - 20a UAAAGUGCUUAUAGUGCAGGUAG miR - 20b CAAAGUGCUCAUAGUGCAGGUAG miR - 106a AAAAGUGCUUACAGUGCAGGUAG miR - 106b UAAAGUGCUGACAGUGCAGAU miR - 93 CAAAGUGCUCUUCGUGCAGGUAG 106a 18b 19b_2 20b 92a_2 363 106b 93 25 miR - 17 - 92 cluster miR - 106a - 363 cluster miR - 106b - 25 cluster Chr. 13 X Chr. Chr. 7 miR - 17 family seed

Agenda 32 © 2014 Microlin Bio. All rights reserved. • Company overview • Delivery technology and chemical modifications • Lead therapeutic program (antimiR - 21) overview • Additional therapeutic programs • Diagnostic programs • Corporate background

Molecular Diagnostics and Companion Tests – Expected Uses 33 Lumira ™ • microRNA signature set can determine risk and aggressiveness of lung cancer (low vs. high risk) Omira ™ • Screening test for blood based microRNA markers for ovarian cancer • Reflex test to determine chemosensitivity of cancer once diagnosed Colomira ™ • Detect or confirm colon cancer and determine aggressiveness of cancer and direct appropriate therapy after diagnosis Promira ™ • Test for diagnosis and prognosis of prostate cancer and s creen for the aggressiveness of the cancer © 2014 Microlin Bio. All rights reserved.

Agenda 34 © 2014 Microlin Bio. All rights reserved. • Company overview • Delivery technology and chemical modifications • Lead therapeutic program (antimiR - 21) overview • Additional therapeutic programs • Diagnostic programs • Corporate background

Use of Proceeds $30 million anticipated financing Diagnostics Corporate overhead Therapeutics • 4 candidate diagnostic products • $1M cost to validate each diagnostic • $4M total diagnostic validation • 4 candidate therapeutic products • $10 - 14M cost for preclinical development of 4 programs and completion of Phase I for 1 therapeutic indication • • Corporate overhead includes personnel compensation, legal expenses, licensing expense etc. © 2014 Microlin Bio. All rights reserved. 35

Capitalization Structure 36 Capitalization Shares Outstanding % Outstanding Common Stock (1) 4,030,258 88.8% Stock Options 402,000 8.9% OSIF Anti - Dilution Shares (2) 107,482 2.3% Fully - Diluted Shares Outstanding (prior to offering) 4,539,740 (1) Joseph Hernandez is the beneficial owner of 3,720,000 common shares, 360,000 of which are held through a trust. Joseph Hernandez is the founder, Chief Executive Officer and Executive Chairman of our company. The Ohio State Innovation Foundatio n (OSIF) was issued 280,000 shares on September 10, 2013 pursuant to the licensing agreements for our intellectual property. In January 2014, we issued an additional 30,258 shares to OSIF pursuant to anti - dilution provisions in our licensing agreements with OSIF. (2) Represents the number of common shares to be issued to OSIF under the anti - dilution provisions in our licensing agreements w ith OSIF at an assumed initial public offering closing price of $7.00 per share (the midpoint of the price range).

Summary • $30M IPO expected to deliver value driving milestones • Therapeutics: – Lead candidate anti miR - 21 to IND – Begin second target validation • Delivery Technology validation • Lead diagnostic candidate CLIA validation – Commence 2 nd CLIA validation process • Diagnostic commercial partnership • IP monetization opportunities 37 © 2014 Microlin Bio. All rights reserved.

38 © 2014 Microlin Bio. All rights reserved. • miR - 21 supportive validation Appendix

miR-21 Background

- miR-21 is recognized as the most well validated microRNA in cancer and is Microlin Bio's lead program
  - The most frequently over-expressed miR over all cancer types (Volinia et al., 2006, *PNAS*) and its genomic locus is amplified in some cancer types
  - Expression of miR-21 correlates with poor patient outcome in many cancer types, including lung cancer (Shetter et al., 2008, *JAMA*)
  - Expression is known to be driven by several well characterized oncogenes including STAT3, Kras, Craf, and PI3K pathway
  - Expression cooperates with Ras to form lung tumors (Hatley et al., 2010, *Cancer Cell*)
  - Inducible over-expression of miR-21 can lead to lymphoma formation, removal of miR-21 results in tumor shrinkage (Medina et al., 2010, *Nature*)
  - Inhibition of miR-21 with an anti-miR leads to reduced tumor formation and prolonged survival in a Ras driven model of HCC (Goga lab, UCSF)

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© 2014 Microlin Bio. All rights reserved.

• Transgenic Over - expression of miR - 21 Leads to Lymphoma and Increased Immune Organ Size – Slack and colleagues constructed a mouse in which miR - 21 could be inducibly over - expressed in the hematopoietic system – When miR - 21 was induced, hematopoietic organ grew to 20 times the normal size which resulted in an acute lymphoma – After lymphomas were formed, miR - 21 was shut off and the tumors completely regressed within 2 weeks – These results demonstrate that tumors were not only formed due solely to over - expression of miR - 21, but were also “addicted” to the expression of miR - 21 Results described from Medina et al., Nature Aug 8, 2010 miR - 21 Validation (Example #1) © 2014 Microlin Bio. All rights reserved. 40

• miR - 21 knock out reduces t umor formation in Ras model of lung cancer – miR - 21 was knocked out ubiquitously while mutant K - ras was expressed only in the lungs – Tumor formation was inhibited by the absence of miR - 21 Hatley et al., Cancer Cell , Sept. 24, 2010 © 2014 Microlin Bio. All rights reserved. 41 miR - 21 Validation (Example #2)